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                                                                EXHIBIT 23.1


                        Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement
(Form S-8 to be filed on or about August 28, 1996 for the registration of 500,000 shares of common stock) pertaining to the First USA Paymentech Retirement Savings Plan of our report dated January 11, 1996, except for Note E, as to which the date is February 21, 1996, with respect to the consolidated financial statements of First USA Paymentech, Inc. included in its Registration Statement (Form S-1 No. 333-262) for the year ended June 30, 1995, filed with the Securities and Exchange Commission.



                                            /s/ Ernst & Young LLP
                                            Ernst & Young LLP

Dallas, Texas
August 28, 1996